Exhibit 10.2

Acquisition Memorandum of Understanding

Principal and beneficiary: Cai Mingyu

Trustee: Shengyang Development Industry Co., Ltd. (hereinafter referred to as “Seller”)

Aerkomm Inc., on behalf of a wholly owned subsidiary to be established in Taiwan

Aircom Data Processing Co., Ltd. (hereinafter referred to as "Buyer")

Both parties agree to the following preliminary terms and conditions relating to the purchase and sale of the Property:

1. The Property: The land is located at: No. 89-18 Taishui Grottoes in Xinyi District, Keelung City. The scope of the rights is all, and the area is 7,690.46 pings (each ping is equal to 35.59 sq. ft.) (based on land registration record with local land administration agencies; if the land is merged or divided in the future, the new site number shall prevail).

2. Purchase Price: Seller and Buyer agree to One thousand and fifty-six million and two hundred ninety-seven thousand five hundred and seven New Taiwan dollars (NT$1,056,297,507) as the total purchase price.

3. This transaction is subject to the approval by the Board of Directors of Aerkomm Inc., the US parent company of Buyer, and Buyer's payment will be funded by the net proceeds of Aerkomm Inc.’s public offering. The parties agree that Buyer shall pay Seller 50% of the Purchase Price in multiple payments as refundable deposits toward and applicable to the Purchase Price by June 30, 2018 (the “Deposit”), subject to Aerkomm Inc.’s fundraising situation.

4. If Aerkomm Inc. raises sufficient capital to purchase the Property, Buyer shall pay Seller the Deposit by June 30, 2018, and subject to the approval by the Board of Directors of Aerkomm Inc., both parties will sign a definitive Purchase and Sale Agreement at a later date. However, if Aerkomm Inc. fails to raise sufficient capital to pay Seller the Deposit by June 30, 2018, or if Aerkomm Inc.’s Board of Directors fails to approve the Purchase and Sale Agreement, both parties agree to unconditionally terminate this memorandum, and Seller shall return the Deposit to Buyer without interest, or return the equivalent securities of the same amount as Buyer had paid. For the determination of the value of securities, both parties agree that the acquisition of Asset Management Co., Ltd. shall prevail.

5. All documents necessary for Seller to handle the transfer of ownership shall be delivered by Seller to both parties’ designated escrow agents Chascord Law Firm and Minghui Law Firm before Buyer issues the payment order.

6. Details of Seller's bank account are as follows:

Receiving bank:

Swift Code:

Payee Name:

Payee account number:

7. Miscellaneous Provisions:

(1) The addresses set out in this Agreement are the places of service for the negotiation of mutual notice. If this agreement is returned due to refusal or non-delivery, they will be regarded as the date of service on the date of the first postal delivery.

(2) If Seller is acting on behalf of other party(s), the signer guarantees that the signer has obtained all the necessary authorization. If the authorization was not properly obtained, the signer will assume all legal responsibilities.

(3) The subject matter of the transaction in this contract includes the land and all above ground facilities.

(4) If there is any incompletion or incompliance in this agreement of local law, this agreement will be updated by both parties in accordance with the compliance of the local norms and government decrees.

(5) If any disputes arise under or in connection with this MOU, both parties agree this MOU will be governed by and construed using the Taipei District Court of Taiwan without giving effect to Taiwan conflict of law provisions or to presumptions favoring either Party.

(6) Two copies of this agreement shall be received by both parties, Seller and Buyer, and shall take effect on the date of the signing of both parties.

Seller :	Principal and beneficiary: Cai Mingyu (signature)

Identity card number:

/s/ Cai Mingyu

Trustee: Shengyang Development Industry Co., Ltd.

Legal Agent: Tian Qixiang

Unified Number: 70777671

Buyer: Aerkomm Inc.

Legal Agent: by Jeffrey Wun (CEO)

/s/ Jeffrey Wun

Aerkomm Inc., on behalf of a wholly owned subsidiary to be established in Taiwan.

Aircom Data Processing Co., Ltd. Legal Agent:

May 1st, 2018